Exhibit 99.1

Ultralife Corporation Receives Commitment Letter for $35 Million Revolving Credit Facility from RBS Business Capital

NEWARK, N.Y.--(BUSINESS WIRE)--January 22, 2010--Ultralife Corporation (NASDAQ: ULBI), by letter dated January 14, 2010, has secured a commitment from RBS Business Capital (“RBS”), a division of Citizens Financial Group, for a $35 million senior secured asset-based revolving credit facility. This revolving credit facility will replace the company’s $35 million senior secured revolving credit facility with its current lenders, JPMorgan Chase Bank, N.A. and Manufacturers and Traders Trust Company (“current lenders”).

“Refinancing our existing revolving credit facility with an asset-based facility has been our highest priority,” said John D. Kavazanjian, Ultralife’s president and chief executive officer. “Following discussions with various lenders, we selected RBS because of their ability to work with us on a global basis with very favorable financing terms. We look forward to forging a strong relationship with RBS and will now move forward to finalize the agreement with them. We expect to close on the new asset-based facility by February 18.”

On January 15, 2010, Ultralife’s current lenders provided it with a letter, which demanded payment of the outstanding revolver balance as a result of events of defaults related to failure to comply with certain covenants under the existing revolving credit facility. Subsequently, Ultralife and the current lenders entered into a Forbearance Agreement, effective January 22, 2010, by which the current lenders agreed not to exercise their rights and remedies under the existing credit facility until February 18, 2010. After the payment of $1.5 million concurrent with the execution of the Forbearance Agreement, the outstanding balance under the existing revolving credit facility will be $14.3 million.

About Ultralife Corporation

Ultralife Corporation, which began as a battery company, now serves its markets with products and services ranging from portable and standby power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Ultralife’s family of brands includes: Ultralife Batteries, Stationary Power Services, RPS Power Systems, ABLE, McDowell Research, RedBlack Communications and AMTI. Ultralife’s operations are in North America, Europe and Asia. For more information, visit www.ultralifecorp.com.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. As with any financing, the company can provide no assurance that it will be able to successfully obtain the $35,000,000 senior secured asset based revolving credit facility by February 18, 2010 on the terms contained in the commitment letter.

The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays, inability to secure adequate financing and the possibility of intangible asset impairment charges that may be taken should management decide to retire one or more of the brands of acquired companies in the future. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company’s analysis only as of today’s date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

CONTACT:
Ultralife Corporation
Julius Cirin, 315-332-7100
jcirin@ultralifecorp.com
or
Investor Relations:
Lippert/Heilshorn & Associates, Inc.
Jody Burfening, 212-838-3777
jburfening@lhai.com